Exhibit 10.27

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

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COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of this 15th day of January, 2020 (the “Effective Date”), by and between AbMed Corporation, a Delaware corporation with its principal place of business at 68 Cummings Park Drive, Woburn, Massachusetts 01801 (“Licensor”), and Abpro Bio International, Inc., a company organized and existing under the laws of the Republic of Korea with its principal place of business at 139, Techno jungang-daero, Yuga-myeon, Dalseong-gun, Daegu, Republic of Korea (“Company”). Licensor and Company are sometimes collectively referred to herein as the “Parties” and each separately as a “Party.”

RECITALS

WHEREAS, Licensor is a biopharmaceutical research and development company that owns, licenses or otherwise controls the rights to the Licensor Molecule (as defined below) and desires to collaborate with Company to further the research, clinical and commercial development of such Licensor Molecule; and

WHEREAS, Company is a South Korean company;

WHEREAS, Company has the capability to commercially develop Products (as defined below) and desires to exclusively license, or as the case may be, sublicense the Licensor’s rights in and to the Licensor Molecule and the underlying intellectual property rights to further the research, development and commercialization of such Licensor Molecule; and

WHEREAS, Licensor desires to exclusively license the Licensor’s rights in and to the Licensor Molecule and the intellectual property rights to Company to support Company’s research, development and commercialization of such Licensor Molecule in the License Territory (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms will have the meanings set forth below when used in this Agreement:

1.1 “Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with that Person. For the purpose of this definition, “control” shall mean, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or

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more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.2 “ANG2” means angiopoietin-2 which is an angiopoietin that binds to the TIE-2 receptor and antagonizes the effect of angiopoietin-1 and which includes for illustrative purposes GenBank Accession Number AAI43903.

1.3 “Applicable Law” means individually and collectively, any federal, state, local, national and supranational laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, Regulatory Authorities, courts, tribunals and agencies, legislative bodies and commissions that are in effect from time to time in the License Territory during the term of this Agreement, each as the same may be amended or supplemented, that are applicable to the conduct of the activities under this Agreement.

1.4 “Control” or “Controlled” means, with respect to the intellectual property rights of a Party, that such Party and/or its Affiliates owns or has licensed (or otherwise has obtained rights to or under) such intellectual property rights and such Party and/or its Affiliates has the right to grant licenses or sublicenses, as applicable, to such intellectual property rights to the other Party as contemplated by this Agreement, without requiring the consent of a Third Party or violating the terms of any agreement or arrangement with such Third Party.

1.5 “Commercially Reasonable Efforts” mean exerting such efforts and employing such resources as would normally be exerted or employed by a reasonable Third Party company for a product of similar market potential at a similar stage of its product life, when utilizing sound and reasonable scientific and business practice and judgement in order to develop the Product in a timely manner and maximize the economic return to the Parties from its commercialization.

1.6 “Company Indemnitees” shall have the meaning given to it in Section 9.1 (b).

1.7 “Confidential Information” means all information, technology, inventions, discoveries, know-how, data, formulae, compositions, biological materials, substances, processes and equipment which are regarded as confidential by a Party (hereinafter, the “Disclosing Party”) and disclosed to the other Party (hereinafter, the “Receiving Party”). Notwithstanding the foregoing, specific information shall not be considered “Confidential Information” to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information: (a) was known by the Receiving Party prior to communication by the Disclosing Party of such information to such Receiving Party; (b) was a matter of public knowledge at the time of such disclosure to the Receiving Party; (c) becomes a matter of public knowledge,

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without fault on the part of the Receiving Party, subsequent to the disclosure by the Disclosing Party of such information to the Receiving Party; (d) was disclosed to the Receiving Party by a Third Party lawfully having possession of such information without an obligation of confidentiality; or (e) was independently discovered or developed by the Receiving Party or its Affiliates, without the use of the Disclosing Party’s Confidential Information as evidenced by contemporaneous written evidence.

1.8 “Dispute” shall have the meaning given to it in Section 13.1.

1.9 “Distributor” shall mean any Third Party to whom Company, a Company Affiliate or a Sublicensee has granted, express or implied, the right to distribute a Product pursuant to Section 2.1(b).

1.10 “First Commercial Sale” shall mean the first Sale anywhere in the applicable License Territory of a Product.

1.11 “License Field” shall mean all fields of use.

1.12 “License Territory” shall mean the following countries: People’s Republic of China, Japan, South Korea, Southeast Asia (which for the purposes hereof means Philippines, Indonesia, Taiwan, Pakistan, India, Vietnam, Laos, Cambodia, Thailand, Myanmar and West Malaysia), the Middle East (which for the purposes hereof means Bahrain, Cyprus, Egypt, Iraq, Israel, Jordan, Kuwait, Lebanon, Northern Cyprus, Oman, Palestine, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates and Yemen), and the Commonwealth of Independent States (CIS) (which for the purposes hereof means Armenia, Azerbaijan, Belarus, Estonia, Georgia, Kazakhstan, Kyrgyzstan, Latvia, Lithuania, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan).

1.13 “Licensor Indemnitees” shall have the meaning given to it in Section 9.1(a).

1.14 “Licensor Molecule” means the proprietary bispecific antibody(ies) Controlled by Licensor known as “ANG2/VEGF-H1RK” identified in the Licensor Patent Rights.

1.15 “Licensor Molecule IP” means any and all (i) Licensor Patent Rights and/or (ii) Licensor Know-How.

1.16 “Licensor Know-How” means research and development data, information, reports, studies, validation methods and procedures, unpatented inventions, knowledge, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, flow diagrams, materials, developments or technology, including all biological, chemical, pharmacological, toxicological, clinical, manufacturing, analytical, safety, quality assurance, quality control and other data, information, reports or studies Controlled by Licensor and/or its Affiliates concerning or otherwise related to the Licensor Molecule as set forth in Appendix B and includes, without limitation, the Licensor Molecule and the sequences for any molecules Controlled by Licensor and disclosed in the Licensor Patent Rights, whether or not any of the foregoing is in the public domain.

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1.17 “Licensor Patent Rights” shall mean the Licensor’s rights throughout the License Territory in the patents and/or patent applications in the Territory listed in Appendix A, and/or the equivalent of such applications in the License Territory, including any divisional, continuation, or continuation-in-part application, and/or any foreign patent application and/or Letters Patent, and/or the equivalent thereof issuing thereon, and/or reissue, reexamination or extension thereof.

1.18	“Net Sales” shall be calculated as set forth in this Section 1.18:

(a) Subject to the conditions set forth below, “Net Sales” shall mean:

(i) the gross amount received, cash or non-cash, by Company and its Affiliates and Sublicensees for or on account of Sales of Products;

(ii) less the following amounts to the extent actually paid by Company, Company Affiliates or Sublicensees in effecting such Sale:

i.	amounts repaid or credited by reason of rejection or return of applicable Products;

ii.	normal and customary trade, quantity or cash rebates or discounts to the extent allowed and taken;

iii.

amounts for outbound transportation, insurance, handling and shipping, but only to the extent separately invoiced in a manner that clearly specifies the charges applicable to the applicable Products; and

iv.

taxes, customs duties and other governmental charges levied on or measured by Sales of Products, to the extent separately invoiced, whether paid by or on behalf of Company, but not franchise or income taxes of any kind whatsoever.

(iii) In no event will any particular amount, identified above, be deducted more than once in calculating Net Sales.

(b) Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Product between or among Company and any Company Affiliate and/or Sublicensee, unless the transferee is the end purchaser, user or consumer of such Product.

(c) Net Sales shall be deemed to have occurred and the applicable Product “Sold” on the earliest of the date of billing, invoicing, delivery or payment or the due date for payment.

1.19 “Patent Costs” shall have the meaning given to it in Section 5.2.

1.20 “Payment” shall have the meaning given to it in Section 5.8.

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1.21 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, limited liability company, or other entity.

1.22 “Product” shall mean any article, device or composition comprising a bispecific antibody targeting both VEGF and ANG2 that (i) is covered by a least one Valid Claim within the Licensor Patent Rights, and/or (ii) comprises and/or whose development used in any way the Licensor Know How.

1.23 “Regulatory Approval(s)” means, with respect to a Product, all regulatory approvals, authorizations, licenses, applications, supplements, variations, agreements and/or permits issued by any Regulatory Authority in such country in the License Territory necessary to research, develop, manufacture, market, and otherwise commercialize the Product in accordance with Applicable Law.

1.24 “Regulatory Authority” means any federal, national, international, state or local regulatory authority, regulatory agency or other governmental body or entity in any country in the License Territory with authority over the research, development, testing, manufacture, use, storage, importation, promotion, marketing, pricing or sale of a pharmaceutical product in such country, including without limitation, the China National Medical Products Administration (CFDA), as applicable.

1.25 “Regulatory Exclusivity Expiry” means in relation to a particular Product, on a country-by-country basis, the date upon which any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority in connection with a Regulatory Approval expires or lapses, thereby providing a Third Party the right to sell a biosimilar version of such Product in the applicable country.

1.26 “Reporting Period” shall mean each three (3) month period ending March 31, June 30, September 30 and December 31.

1.27 “Research Plan” shall have the meaning given to it in Section 3.6.

1.28 “Royalty Term” shall have the meaning given to it in Section 5.4.

1.29 “Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred a Product for valuable consideration (in the form of cash or otherwise).

1.30 “Sublicense Income” shall mean any consideration in any form received by Company and/or Company’s Affiliate(s) and that is attributable to a grant of a sublicense of any Licensor Molecule IP, or any other right, license, privilege or immunity (regardless of whether such grantee is a “Sublicensee” as defined in this Agreement) to make, have made, use, have used, Sell or have Sold any Licensor Molecule and/or Products, but excluding consideration paid as a royalty on Net Sales, but only up to the amounts payable by Company to Licensor hereunder in accordance with Section 5.4. Sublicense Income shall include without limitation any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment,

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royalties and/or milestone payments paid to Company and/or Company’s Affiliate(s) in excess of those amounts due to Licensor hereunder, distribution or joint marketing fee, research and development funding in excess of the cost of performing such research and development, and in each case that is received by Company and/or Company’s Affiliate(s) as consideration for a grant of a sublicense of the Licensor Molecule IP or any other right, license, privilege or immunity to make, have made, use, have used, Sell or have Sold any Licensor Molecule and/or Products. Company and/or Company’s Affiliate(s) shall not accept non-cash consideration, including without limitation equity consideration, as consideration for the grant of a sublicense of the Licensor Molecule IP or any other right, license, privilege or immunity to make, have made, use, have used, Sell or have Sold any Licensor Molecule and/or Products, in each case without the prior written consent of Licensor, provided, however, that if Licensor so consents to the acceptance of such non-cash consideration, the fair market value of such non-cash consideration received by Company and/or Company’s Affiliate(s), as determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties, shall be deemed Sublicense Income hereunder.

1.31 “Sublicensee” shall mean any authorized sublicensee of rights granted in accordance with Section 2.1(a). For purpose of this Agreement, a Distributor of a Product shall not be included in the definition of Sublicensee unless such Distributor (i) is granted any right to make, have made, use or have used, Sell, have Sold the Licensor Molecule and/or Products in accordance with Section 2.1(a), or (ii) has agreed to pay to Company or its Affiliate(s) royalties on such Distributor’s sales of the Licensor Molecule and/or Products, in which case such Distributor shall be a Sublicensee for all purposes of this Agreement.

1.32 “Third Party” means any Person other than the Parties or their respective Affiliates.

1.33 “Upstream Licenses” means the licenses, collaboration and/or other agreements entered into by Licensor’s Third Party licensors (including MedImmune, Limited) and/or their Affiliates and one or more Third Parties pursuant to which the Licensor Molecule and/or the Licensor Molecule IP are licensed to Licensor and/or its Affiliates and sublicense(‘ to the Company under this Agreement.

1.34 “Valid Claim” means, with respect to a particular country, a claim in a patent application and/or an unexpired patent within the Licensor Patent Rights in such country that has not lapsed or been abandoned, disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding; provided that if a pending claim of a patent application within the Licensor Patent Rights does not issue within seven (7) years from its earliest priority date, such pending claim will cease to be a Valid Claim unless and until actually issued.

1.35 “VEGF” means a vascular endothelial growth factor that binds to a vascular endothelial growth factor receptor and promotes endothelial cell growth and which includes for illustrative purposes GenBank Accession Number AAM03108.

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Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Section,” “Article” or “Appendix” refer to the specified Section, Article or Appendix of this Agreement; (e) the term “including” means “including without limitation”; (f) “days” refers to calendar days, “quarterly” refers to calendar quarter, and “annual” refers to calendar year; and (g) “will” shall mean “shall”.

ARTICLE 2

LICENSE

2.1 Grant of License.

(a) Subject to the terms of this Agreement, Licensor hereby grants to Company an exclusive, royalty-bearing, sublicenseable (in accordance with Section 2.2) license in the License Field under the Licensor Molecule IP to make, have made, use, have used, Sell and have Sold the Licensor Molecule and/or Products in the License Territory. For the avoidance of doubt, Company shall not be licensed under the Licensor Molecule IP to make, have made, use, have used, Sell and have Sold any article, device or composition that binds to ANG2 alone or VEGF alone, or any other item except the Licensor Molecule or Products, it being acknowledged that the license set forth above is restricted solely to the Licensor Molecule and/or Products. For the further of avoidance of doubt, Licensor shall have the exclusive right under the Licensor Molecule IP to make, have made, use, have used, Sell and have Sold any article, device or composition except Licensor Molecule and Products.

(b) The license granted in Section 2.1(a) above includes: (i) the right to grant to the final purchaser, user or consumer of the Licensor Molecule and/or Products the right in the License Territory to use such purchased Licensor Molecule and/or Products in a method coming within the scope of Licensor Patent Rights; and (ii) the right to grant a Distributor the right to Sell (but not to make, have made, use or have used) such Licensor Molecule and/or Products for or on behalf of Company, its Affiliates and/or Sublicensees in the License Territory in a manner consistent with this Agreement.

2.2 Sublicenses. Subject to Section 2.1(b), any sublicense granted by Company shall be subject to the prior written approval of Licensor and its Third Party licensors, which approval shall not be unreasonably withheld, delayed or conditioned. Licensor shall, in a written notice to Company, approve or disapprove Company’s sublicense requests within twenty five (25) business days following receipt of such a written request, or in the event that Licensor fails to provide such timely written notice, such approval shall be deemed denied by Licensor. Each sublicense granted hereunder shall be consistent with and comply with all terms of this Agreement, shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement and shall prohibit any further sublicense or assignment by a Sublicensee without Licensor’s consent. Any sublicense which is not in accordance with the forgoing provisions shall be null and void.

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2.3 Retained Rights. Except as expressly set forth in this Agreement, no other rights, express or implied, are granted to Company by Licensor and no additional rights shall be deemed granted by implication, estoppel or otherwise.

ARTICLE 3

COLLABORATION OVERSIGHT; RESEARCH AND DEVELOPMENT

3.1 Formation of Steering Committee. Promptly, but in no event more than thirty (30) days after the Effective Date, the Parties shall create a joint steering committee (the “Steering Committee”), and Licensor and Company shall each appoint one (1) representative with the requisite experience and seniority to enable them to make decisions on behalf of each respective Party, and the initial representative appointed by the Parties shall be Miles J.W. Suk, unless and until otherwise agreed upon by the Parties. The Licensor and Company representatives on the Steering Committee shall mutually agree to appoint a third independent member to the Steering Committee and, unless otherwise agreed upon by the Parties, Licensor’s representative shall serve as the chairperson of the Steering Committee. Each Party’s representative to the Steering Committee will act reasonably and in good faith. A Party may change or replace its representative on the Steering Committee as it deems appropriate, by written notice to the other Party. Licensor and Company each may, in their sole discretion, invite other non-voting representatives of such Party to attend Steering Committee meetings, limited to no more than two (2) per Party.

3.2 Steering Committee Responsibilities. The Steering Committee shall, in addition to its other responsibilities described in this Agreement: (a) provide oversight on the development and performance of the Research Plan (as defined below); (b) prepare and, as necessary amend, the Research Plan, coordinate the activities of the Parties under this Agreement and the implementation, performance, completion and monitoring of the Parties’ activities rendered pursuant to the Research Plan; (c) support the Parties’ development and implementation of a strategy for obtaining and maintaining Regulatory Approvals for, and commercializing, the Products in the License Territory; (d) strategize and execute on Company’s business development efforts with respect to the development and commercialization of the Product, including with respect to the identification of prospective Third Party sublicensee(s) of Company in the License Territory to advance the development and/or commercialization of the Product in the License Territory; (e) establish such subcommittees as deemed appropriate by the Steering Committee; (f) identify and, as applicable engage, one or more Third Party manufacturers capable of supplying the Parties with clinical and/or commercial quantities of Products; and (g) take such other actions as the Steering Committee may agree.

3.3 Meetings of the Steering Committee. The Steering Committee shall hold regular meetings at such times and places alternating between Licensor’s and Company’s facilities. The meetings of the Steering Committee shall be held no less frequently than on a calendar quarter basis, unless otherwise mutually agreed upon by the chairperson, and in no event not less than twice every calendar year. In addition, either Party may request that an ad hoc meeting of the Steering Committee be held at any time upon giving reasonable advanced notice to the other Party. Steering Committee meetings may be held in person or by telephone or video conference. The Licensor and Company representatives on the Steering Committee shall alternate in keeping written minutes that shall reflect the decisions taken at the meetings. Such minutes shall be circulated to the Steering Committee for review and approval within two (2) weeks after each meeting.

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3.4 Decision Making. At each Steering Committee meeting, both the Licensor and Company representatives appointed to the Steering Committee present in person or by telephone shall constitute a quorum and decisions shall be made by majority vote after an open discussion of the matters as to which decisions are being made. Each Steering Committee member shall have one (1) vote on all matters before the Steering Committee. Notwithstanding the foregoing, the objective of the Parties to this Agreement is that decisions of the Steering Committee shall be made by unanimous vote. If no unanimous agreement can be reached, the determination shall be made by majority vote, consistent with the terms of this Agreement and the applicable Research Plan.

3.5 Limitations of Powers of the Steering Committee. The Steering Committee shall have only such powers as are expressly delegated to it in this Agreement. The Steering Committee is not a substitute for the rights or the obligations of the Parties and, inter alia, shall not have the authority to amend, modify, terminate or waive compliance with this Agreement.

3.6 Research Plan. Within forty five (45) days of the Effective Date, Company shall develop in good faith, and provide to Licensor, a written plan for advancing the research and development of the Licensor Molecule (the “Research Plan”) in the License Territory. Company shall use Commercially Reasonable Efforts to perform such Research Plan and to develop the Licensor Molecule towards a Product in compliance with all Applicable Laws and, to the extent applicable, Licensor shall, at Company’s cost and expense, use its Commercially Reasonable Efforts to support Company’s efforts in furtherance of the Research Plan, including by performing Licensor’s responsibilities designated therein, all as mutually agreed upon by the Parties in such Research Plan. Company’s Commercially Reasonable Efforts shall include achieving the following objectives within the time periods designated below following the Effective Date:

Milestones required to be achieved to evidence use of Commercially Reasonable Efforts	Date milestone to be achieved
Phase II Studies, First Patient Dosed	Dec. 31, 2022

Phase III studies, First Patient Dosed	Dec. 31, 2024

When Annual Worldwide Net Sales for Products First Exceeds One Hundred Million US dollars (USD $100 MM)	Dec. 31, 2029

3.7 Development and Commercialization. Following Regulatory Approval of a Product in each country in the License Territory, Company shall use its Commercially Reasonable Efforts to Sell such Product in such country at its own cost and expense, and following the First Commercial Sale in any such country in the License Territory, Company shall itself or through its Affiliates, Distributors and/or Sublicensees use its Commercially Reasonable Efforts to make continuing Sales of the applicable Product in such country.

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ARTICLE 4

REGULATORY MATTERS

4.1 Regulatory Activities and Submissions Generally. The Parties will confer and cooperate with one another with respect to all dealings with Regulatory Authorities in the License Territory concerning the Products and will jointly prepare a strategy concerning any filings or applications for Regulatory Approvals relating thereto, including without limitation, discussions regarding the regulatory documentation to be filed, the decision as to whether to make such filings and the timing of such filings. The Company, in consultation with Licensor, will be responsible for all dealings with Regulatory Authorities concerning the Product in the License Territory and will prepare a strategy concerning any applications for Regulatory Approvals, including without limitation, discussions regarding the regulatory documentation to be filed, the decision as to whether to make such filings and the timing of such filings. Company will periodically report to Licensor the status of any pending or proposed applications for Regulatory Approval for the Product in the License Territory and will keep Licensor fully informed on an ongoing basis regarding the schedule and process for the preparation of such applications for Regulatory Approval for any given Product.

4.2 Regulatory Approvals. All applications for Regulatory Approval of the Products shall be filed and maintained in the name of Company (or, if necessary, Company’s authorized Sublicensee) and Company (or, if necessary, Company’s authorized Sublicensee) shall be the owner of all resulting Regulatory Approvals. Company (or, if necessary, Company’s authorized Sublicensee) shall have responsibility for dealing with Regulatory Authorities, including filing all supplements and other documents with such Regulatory Authorities with respect to obtaining or maintaining Regulatory Approvals, reporting all adverse events related to the Product, and handling all Product complaints.

4.3 Product Reporting Events. Except as otherwise agreed upon by the Parties in writing, after Regulatory Approval of a Product, on an ongoing basis, Company will be responsible for reporting any adverse events for the Product sold in the License Territory to the applicable Regulatory Authority.

4.4 Product Complaints. Company will have the sole authority and responsibility for: (i) investigating and responding to any complaints relating to any Product sold in the License Territory, (ii) reporting any complaints relating to any Product that are required to be reported to the applicable Regulatory Authority in the License Territory, and (iii) responding to any Regulatory Authority inquiries regarding any Product in the License Territory.

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4.5 Right of Reference.

(a) Company hereby grants to Licensor a perpetual, royalty-free, fully transferrable and sublicensable “Right of Reference or Use,” as that term is defined in 21 C.F.R. § 314.3(b), and any foreign equivalents, outside the License Territory to any and all applications, regulatory filings, data, information and Regulatory Approvals relating to the Product, related to pharmacology, toxicology, preclinical testing, clinical testing, chemistry, manufacturing and controls data, batch records, trials and studies, safety and efficacy, manufacturing information, analytical and quality control relating to the Product, whether or not submitted to any Regulatory Authority, all of which shall be promptly delivered or otherwise made available to Licensor following Licensor’s request therefor. Upon expiration or termination of this Agreement for any reason, the foregoing grant shall be automatically extended to include the License Territory. Company agrees to sign, and to cause its Affiliates and, as applicable its authorized Sublicensee(s), to sign, any instruments reasonably requested by Licensor in order to effect the foregoing grants.

(b) Licensor hereby grants to Company a royalty-free, non-transferrable and non-sublicensable “Right of Reference or Use,” as that term is defined in 21 C.F.R. § 314.3(b), and any foreign equivalents, inside the License Territory to any and all applications, regulatory filings, data, information and Regulatory Approvals relating to the Product, related to pharmacology, toxicology, preclinical testing, clinical testing, chemistry, manufacturing and controls data, batch records, trials and studies, safety and efficacy, manufacturing information, analytical and quality control relating to the Product, whether or not submitted to any Regulatory Authority, all to the extent owned by Licensor, and all of which shall be promptly delivered or otherwise made available to Company following Company’s reasonable request therefor. Upon expiration or termination of this Agreement for any reason, the foregoing grant shall be automatically terminated. Licensor agrees to sign any instruments reasonably requested by Company in order to effect the foregoing grants.

4.6 Product Recalls. The Parties each agree to share with each other any information that might lead to field corrections, recalls, and market withdrawals of any Product, within twenty-four (24) hours of its receipt of such information. Company will have the responsibility to handle all field corrections, recalls, and market withdrawals of the Product in the License Territory in accordance with Applicable Law.

ARTICLE 5

PAYMENTS AND ROYALTIES

5.1 Patent Cost Reimbursement. Company shall reimburse Licensor for all documented, out-of-pocket costs associated with the preparation, filing, prosecution and maintenance of Licensor Patent Rights in the License Territory (the “Patent Costs”) incurred by Licensor after the Effective Date. Company shall pay to Licensor all Patent Costs within thirty (30) days of Company’s receipt of an invoice for such Patent Costs from Licensor.

5.2 Milestone Payments. In addition to the payments set forth in Section 5.1 above, Company shall pay Licensor the following one-time milestone payments within fifteen (15) days following achievement of the corresponding milestone, irrespective of whether such milestone was achieved by or on behalf of Company or a Sublicensee inside the Territory or by or on behalf of Licensor outside the Territory:

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Development Milestones	Payment Amount
Phase II Studies, First Patient Dosed	[***] US dollars (USD $	[***])
Phase III Studies, First Patient Dosed	[***] US dollars (USD $	[***])
Japan Filing for Regulatory Approval	[***] US dollars (USD $	[***])
Japan Regulatory Approval	[***] US dollars (USD $	[***])
China Filing for Regulatory Approval	[***] US dollars (USD $	[***])
China Regulatory Approval	[***] US dollars (USD $	[***])

5.3 Net Sales Milestones. Company shall pay Licensor the following one-time milestone payments upon Sales of Products, whether by or on behalf of Company and/or a Sublicensee in the License Territory and/or by or on behalf of Licensor outside the License Territory, achieving the following Net Sales Events (whether such achievement is by Company or its Sublicensees); provided, however, that the actual amount payable by Company shall be proportionate to the Company’s and/or its Sublicensee’s annual Net Sales of Products in the License Territory, relative to the annual worldwide Net Sales of such Products:

Net Sales Event	Payment Amount
When annual worldwide Net Sales for Products first exceeds Five Hundred Million US dollars (USD $500 MM):	[***] US dollars (USD $	[***])
When annual worldwide Net Sales for such Product first exceeds One Billion US Dollars (USD $1,000,000,000):	[***] US dollars (USD $	[***])
When annual worldwide Net Sales for such Product first exceeds One Billion Five Hundred Million US Dollars (USD $1,500,000,000):	[***] US dollars (USD $	[***])
When annual worldwide Net Sales for such Product first exceeds Two Billion US Dollars (USD $2,000,000,000):	[***] US dollars (USD $	[***])

By way of example, if the Company’s and/or its Sublicensee’s annual Net Sales in the License Territory is Four Hundred Million US dollars (USD $400 MM) at the time that the annual worldwide Net Sales for Products exceeds Five Hundred Million US dollars (USD $500 MM), then the payment amount due to Licensor shall be proportionately reduced such that Company shall be obligated to pay Licensor Twenty Million US dollars (USD $20 MM).

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5.4 Royalties. On a country-by-country and Product by Product basis commencing upon the First Commercial Sale of any such Product in the License Territory, Company shall pay Licensor a royalty payment calculated as a percentage of Net Sales at the royalty rates set forth below:

Cumulative Annual Net Sales (USD)	Applicable Royalty Rate
Less than or equal to Five Hundred Million US dollars (USD $500 MM):	[***]%
Greater than Five Hundred Million US dollars (USD $500 MM) but less than One Billion US Dollars (USD $1,000,000,000)	[***]%
Greater than One Billion US Dollars (USD $1,000,000,000) but less than Two Billion US Dollars (USD $2,000,000,000)	[***]%
Greater than Two Billion US Dollars (USD $2,000,000,000)	[***]%

Such royalties shall be payable on a country-by-country basis for a period commencing from the First Commercial Sale in each country until the later of (i) the expiration of the last to expire Licensor Patent Right containing a Valid Claim which covers the sale of such Product in such country, (ii) the tenth (10th) anniversary of the date of the First Commercial Sale of such Product in such country, and (iii) Regulatory Exclusivity Expiry in such country (“Royalty Term”). All payments due to Licensor under this Section 5.4 shall be due and payable by Company within thirty (30) days after the end of each Reporting Period, and shall be accompanied by a report as set forth in Section 6.3.

5.5 Sublicense Income. Within ten (10) business days following the Company’s and/or Company’s Affiliate(s) receipt of any Sublicense Income, Company shall pay Licensor forty percent (40%) of any such Sublicense Income.

5.6 Third Party Royalty Reductions. In the event that Company and/or its Affiliates and/or Sublicensees are required to make royalty payments to one or more Third Parties in order to make, have made, use, have used, Sell and have Sold the Licensor Molecule, Products or otherwise practice the Licensor Molecule IP, then Company may reduce the total royalty payable to Licensor hereunder by offsetting up to fifty percent (50%) of any royalty payments paid to such Third Party against any royalty payments that are due to Licensor hereunder in a given Reporting Period; provided, however, the royalties payable to any such Third Party are necessary to make, have made, use, Sell and have Sold the Licensor Molecule, Products or otherwise practice the Licensor Molecule IP. For the avoidance of doubt, the royalties payable by Company to Licensor hereunder shall not be reduced pursuant to this Section 5.6 in respect of any royalties paid by Licensor pursuant to the Upstream Licenses.

5. 7 Know-How Only Royalty Reduction. In the event a Product is being sold in a country for a period when no Valid Claim exists in that country that covers the making, having made, use, Sale or having Sold of such Product in such country, then the royalty rate for royalties payable to Licensor under Sections 5.5 shall be reduced by fifty percent (50%) for such period during the Royalty Term in such country. In no event shall the royalties paid by Company to Licensor in any quarter be reduced pursuant to Section 5.6 and 5.7 to less to less than eight and one half percent (8.5%) of Net Sales.

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5.8 Form of Payment. The milestones, royalties, fees and other amounts payable by any Party to the other Party pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes except for any withholding taxes required by Applicable Law. Except as provided in this Section the receiving Party shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by the paying Party) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The paying Party shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. The paying Party shall increase the Payments by such additional amounts as are necessary to ensure that the receiving Party receives the full amount that it would have received in the absence of such withholding tax. Notwithstanding the foregoing, if a receiving Party is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or the recovery of, applicable withholding tax, it shall deliver to the paying Party or the appropriate governmental authority (with the assistance of the paying Party to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the paying Party of its obligation to withhold such tax and the paying Party shall apply the reduced rate of withholding or dispense with the withholding, as the case may be; provided that the paying Party has received evidence of the receiving Party’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least twenty (20) days prior to the time that the Payments are due. If, in accordance with the foregoing, the paying Party withholds any amount, it shall pay to the receiving Party the balance when due, make timely payment to the proper governmental authority of the withheld amount and send to the receiving Party proof of such payment within five (5) days following such payment.

ARTICLE 6

REPORTS AND RECORDS

6.1 Diligence Reports. Within fifteen (15) days after the end of each calendar year, Company shall report in writing to Licensor on progress made toward the objectives set forth in Section 3.6 during such preceding twelve (12) month period, including, without limitation, progress on research and development, status of applications for Regulatory Approvals. Licensor shall have the right to disclose copies of any and all reports sent to Licensor by Company pursuant to this Section 6.1 to its licensors, as well as the licensors of the applicable Upstream Licenses, but only to the extent that each such licensor(s) are subject to a written obligation of confidentiality which is at least as protective of Company’s Confidential Information as is provided in Article 11.

6.2 Milestone Achievement Notification. Company shall report to Licensor the dates on which it achieves the milestones set forth in Section 5.2 within fifteen (15) days of each such occurrence.

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6.3 Sales Reports. Company shall report to Licensor the date on which Company or its Affiliates or Sublicensees achieve the First Commercial Sale in each country of the License Territory within thirty (30) days of such occurrence. Following the First Commercial Sale, Company shall deliver reports to Licensor within thirty (30) days after the end of each Reporting Period. Each report under this Section 6.3 shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding Reporting Period:

(a) the number of Products Sold by Company, its Affiliates and Sublicensees in each country of the License Territory;

(b) the amounts billed, invoiced and received by Company, its Affiliates and Sublicensees for each Product, in each country of the License Territory, and total billings or payments due or made for all Products;

(c) calculation of Net Sales for the applicable Reporting Period in each country of the License Territory, including an itemized listing of permitted offsets and deductions;

(d) total royalties payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

(e) any other payments due to Licensor under this Agreement. If no amounts are due to Licensor for any Reporting Period, the report shall so state.

6.4 Audit Rights. Company shall maintain, and shall cause each of its Affiliates and Sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to Licensor in relation to this Agreement, which records shall contain sufficient information to permit Licensor and its representatives to confirm the accuracy of any payments and reports delivered to Licensor and compliance in all other respects with this Agreement. Company shall retain, and shall cause each of its Affiliates and Sublicensees to retain, such records for the longer of (i) at least six (6) years following the end of the calendar year to which they pertain; or (ii) as required by Applicable Law. Company shall make available to Licensor, its licensors and/or its or their representatives such records, upon at least ten (10) days’ advance written notice, for inspection during normal business hours to verify any reports and payments made and/or compliance in other respects under this Agreement; provided, however, that Licensor and its representatives agree to treat all such records made available to Licensor as Company’s or, as applicable its Affiliates’ or Sublicensees’ Confidential Information in accordance with the provisions of this Agreement. Licensor shall be responsible for any costs associated with such inspections unless such inspection shows that there is an inaccuracy of more than five percent (5%) and more than Ten Thousand Dollars (USD $10,000) in any royalty statement, in which case the Company shall pay any and all costs associated with that inspection.

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ARTICLE 7

PATENT PROSECUTION AND MAINTENANCE

7.1 Prosecution. Subject at all times to this Section 7.1, Licensor and its licensors shall have the right, but no obligation, to prepare, file, prosecute, and maintain (including controlling any opposition proceedings) all patent applications and patents included in Licensor Patent Rights. Should Licensor or its Third Party licensors elect not to continue any preparation, filing, prosecution and maintenance of Licensor Patent Rights that include or would reasonably support at least one (1) claim that covers the Licensor Molecule or Product or a method of use thereof in the License Territory, Licensor shall give Company at least twenty (20) days prior notice of such election so that Company may assume responsibility for such activities for the patent applications and patents included in the Licensor Patent Rights that include or would reasonably support at least one (1) claim that covers the Licensor Molecule or Product or a method of use thereof in the License Territory. For the purposes of Sections 7.1 and 7.2, the determination of whether the Licensor Patent Rights include or support at least one (1) claim that covers the Licensor Molecule, the Product or methods of use thereof the License Territory shall be made by Licensor in good faith and in consultation with the Company and, as necessary, their respective patent counsel.

7.2 Copies of Documents. With respect to any Licensor Patent Rights licensed hereunder, Licensor or Company, as the case may be, shall instruct the patent counsel prosecuting such Licensor Patent Rights that include or would reasonably support at least one (1) claim that covers the Licensor Molecule or Product or a method of use thereof to (x) copy Company or Licensor, as the case may be, on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office (USPTO) and foreign equivalent, as applicable; (y) if requested by Company or Licensor, as the case may be, provide such other party copies of draft submissions to the USPTO and foreign equivalent prior to filing; and (z) give good faith consideration to the comments and requests of Licensor, Company, or their respective patent counsel.

7.3 Company’s Election Not to Proceed. Company may elect to surrender any patent or patent application in Licensor Patent Rights in any country upon sixty (60) days advance written notice to Licensor. Such notice shall relieve Company from the obligation to pay for future Patent Costs but shall not relieve Company from responsibility to pay Patent Costs incurred prior to Licensor’s receipt of such notice in accordance with Section 5.1. Such surrendered U.S. or foreign patent application or patent shall thereupon cease to be a Licensor Patent Right hereunder and accordingly Company shall not be licensed under such patent or patent application and shall have no further rights therein.

ARTICLE 8

THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS

8.1 Licensor Right to Enforce and Defend. Licensor and its licensors shall have the right, but not obligation, to enforce the Licensor Patent Rights from infringement and take any action in connection with defending, preserving or protecting the validity or scope of the Licensor Patent Rights, including, without limitation, any action in relation to any pre-grant or post-grant challenge or proceeding before any patent office. If Company shall have supplied Licensor with written evidence demonstrating infringement of a claim of a Licensor Patent Right by a Third Party consistent with the license rights granted to Company under Section 2.1(a), Company may by notice request Licensor to take steps to protect such Licensor Patent Right. Licensor shall

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notify Company within sixty (60) days of the receipt of such notice, or sooner if required by Applicable Law, whether Licensor intends to take legal action in connection the alleged infringement. If Licensor notifies Company that it intends to take such action, Licensor shall, within sixty (60) days of its notice to Company either (i) attempt to cause such infringement to terminate, or (ii) initiate legal proceedings against the alleged infringer. The costs of any steps taken by Licensor to enforce its Licensor Patent Rights in accordance with this Section 8.1 will be borne by the Licensor and any damages, settlement, or other agreement related thereto will be retained and controlled by Licensor.

8.2 Company Right to Enforce and Defend. In the event Licensor notifies Company that Licensor does not intend to take legal action in connection with an infringement identified in the second sentence under Section 8.1, or if Licensor otherwise fails to notify Company whether Licensor intends to take such action in accordance with the second sentence under Section 8.1, then Company may, upon notice to and consultation with Licensor, initiate legal proceedings against the alleged infringer at Company’s expense with respect to any claim of a Licensor Patent Right that covers the Licensor Molecule or Product or a method of use thereof, consistent with the license rights granted to Company under Section 2.1(a) in the License Field in the License Territory. If required by Applicable Law, Licensor and its Third Party licensors will be joined as a party-plaintiff in such suit in accordance with Section 8.3. Before commencing such action, Company and, as applicable, any Affiliate, shall consult with Licensor in an effort to use reasonable efforts to accommodate the views of Licensor regarding the proposed action, including without limitation with respect to potential effects on the public interest. Company shall be responsible for all costs, expenses and liabilities in connection with any such action, regardless of whether Licensor or its Third Party licensors is a party-plaintiff, except for the expense of any independent counsel retained by Licensor, and Company will retain any damages or settlement amounts in connection with any such action. For the purposes of this Section 8.2, the determination of whether the Licensor Patent Rights include at least one (1) claim that covers the Licensor Molecule, the Product or methods of use thereof shall be made by Licensor and its Third Party licensors in good faith and in consultation with the Company and, as necessary, their respective patent counsel.

8.3 Cooperation. Each Party agrees to cooperate reasonably with the other Party in any action under this Article 8 which is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party for any out-of-pocket costs and expenses incurred by the cooperating Party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating Party in accordance with this Section 8.3. Such controlling Party shall keep the cooperating Party informed of the progress of such proceedings and shall make its counsel available to the cooperating Party; provided however, the controlling Party shall have the sole and absolute discretion of keeping the cooperating Party informed in all cases where this may compromise its legal rights or remedies, including without limitation, in cases where privilege or legal strategy may be at risk. The cooperating Party shall also be entitled to independent counsel in such proceedings but at its own expense.

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ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1 Indemnification.

(a) Company shall indemnify, defend and hold harmless Licensor, its Third Party licensors (including MedImmune, Limited) and its and their Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Licensor Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments arising out of the development, manufacture, use, marketing, importing, or sale of, or any other dealing in, any of the Products in the License Territory, by the Company or any of its Sublicensees, or subsequently by any customer or any other person, including claims based on product liability laws (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) all except to the extent resulting from the negligence or the willful misconduct of such Licensor Indemnitees or a breach of this Agreement by Licensor.

(b) Licensor shall indemnify, defend and hold harmless Company and its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Company Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Company Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments arising out of Licensor’s negligence or intentional misconduct, all except to the extent resulting from the negligence or the willful misconduct of such Company Indemnitees or a breach of this Agreement by Company.

(c) To receive the benefit of indemnification under Section 9.1, the indemnified party must: (i) promptly notify the indemnifying Party of the claim, suit, action, demand or judgment for which indemnification is being sought; provided, that failure to give such timely notice shall not relieve the indemnifying Party of its indemnification obligations except where such failure actually and materially prejudices the rights of the indemnifying Party; (ii) provide reasonable cooperation with the indemnifying Party; and (iii) tender to the indemnifying Party full authority to defend such claim, suit, action, demand or judgment. The indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to the indemnified party to defend against any actions brought or filed against any such indemnified party hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. The indemnified parties shall have the right to participate, at their own expense, in the defense of any such actions or claims and in selecting counsel therefore. The indemnifying Party agrees to keep the indemnified party informed of the progress in the defense and disposition of such claim and to consult with the indemnified party prior to any proposed settlement.

9.2 Insurance. Beginning at such time as any Licensor Molecule and/or Product is being commercially Sold (other than for the purpose of obtaining Regulatory Approvals), by Company, an Affiliate or Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $5,000,000 annual aggregate. Company shall provide Licensor with written evidence of such insurance upon request of Licensor.

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9.3 Licensor’s Insurance. Beginning at such time as any Licensor Molecule and/or Product is being commercially Sold (other than for the purpose of obtaining Regulatory Approvals), by Company, an Affiliate or Sublicensee, in support of its indemnification obligations under Section 9.1(b) above, Licensor shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $5,000,000 annual aggregate. Company shall provide Licensor with written evidence of such insurance upon request of Licensor.

ARTICLE 10

DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

10.1 Mutual Warranties. Licensor and Company each represent and warrant to the other that: (a) it is duly organized and existing under the laws of its state of incorporation and has the power and authority to enter into this Agreement; (b) it has taken all necessary action to authorize the execution and delivery of this Agreement, and to authorize the performance of its obligations hereunder, (c) the execution and delivery of this Agreement and its performance will not result in any breach or violation of, or constitute a default under, any agreement instrument, judgment or order to which it is a party or by which it is bound; and (d) it will comply, and will ensure that its Affiliates and, as applicable, any Sublicensees and Distributors comply, with all Applicable Law, including without limitation all local, state, and international laws and regulations applicable to the development, manufacture, use, sale and importation of the Licensor Molecule and Products.

10.2 Licensor Warranties. Licensor further represents, warrants and covenants to Company that to the Licensor’s knowledge, Licensor’s third party licensors are in compliance with all Upstream Licenses and Licensor shall promptly notify Company in writing in the event Licensor and/or its Affiliates become aware that Licensor’s third party licensor have received notice alleging their failure to comply with any such Upstream License.

10.3 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PARTIES DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR NON-INFRINGEMENT.

10.4 Limitation of Liability. EXCEPT WITH RESPECT TO BREACHES OF ANY OBLIGATIONS OF CONFIDENTIALITY OWED BY ONE PARTY TO THE OTHER PARTY HEREUNDER, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, SUBLICENSEES, DISTRIBUTORS OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, SUBLICENSEES OR DISTRIBUTORS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

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ARTICLE 11

CONFIDENTIALITY

11.1 Confidentiality Obligations. Subject to the terms of this Agreement, each Party in its capacity as a Receiving Party, agrees that, unless the Disclosing Party gives its prior written authorization, it shall: (a) not use the Confidential Information for any other purpose other than for the purpose of this Agreement; and (b) not disclose any Confidential Information to any Third Party except those directors, officers, employees, consultants, advisors and agents of the Receiving Party who are required to have such Confidential Information in order to carry out the purpose of this Agreement.

11.2 Disclosure to Related Parties and Sublicensees. Either Party in its capacity as a Receiving Party may disclose the Confidential Information of the Disclosing Party to any of its Affiliates, Sublicensees, directors, officers, employees, consultants, advisors and agents as such Receiving Party deems such to be in good faith reasonably required in connection with the exercise of the rights and licenses granted under this Agreement; provided, however, that any recipient of Confidential Information is bound by covenants of confidentiality that are substantially as protective of the Disclosing Party’s rights as those agreed to by the Parties hereunder.

11.3 Degree of Care. Each Party in its capacity as a Receiving Party shall prevent the unauthorized use, disclosure, dissemination or publication of the Disclosing Party’s Confidential Information with the same degree of care that the Receiving Party uses to protect its own confidential information of a similar nature, but no less than a reasonable degree of care. The Receiving Party agrees to promptly notify the Disclosing Party in writing of any misuse or misappropriation of the Disclosing Party’s Confidential Information that may come to the Receiving Party’s attention.

11.4 Treatment of Agreement. The Parties agree to treat the existence and the contents of this Agreement as Confidential Information of the other Party under this Agreement.

11.5 Required Disclosure. If the Receiving Party becomes legally obligated to disclose the Disclosing Party’s Confidential Information by any governmental entity with jurisdiction over it, prior to such disclosure, the Receiving Party shall give the Disclosing Party prompt written notice of such obligations sufficient to allow the Disclosing Party the opportunity to pursue its legal and equitable remedies (including but not limited to making an application for a protective order) regarding such potential disclosure. The Receiving Party agrees to: (a) assert the confidential nature of the Disclosing Party’s Confidential Information to the governmental entities; (b) disclose only such information as is required to be disclosed by law, as such is deemed in good faith by the Receiving Party based on advice of counsel; (c) use its commercially reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed; and (d) provide reasonable assistance to the Disclosing Party in protecting such disclosure.

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11.6 Return of Confidential Information. Upon termination or expiration of this Agreement, the Receiving Party shall: (a) promptly return all originals, copies, reproductions and summaries of the Confidential Information furnished by the Disclosing Party; or (b) destroy or delete all originals, copies, reproductions and summaries of the Confidential Information furnished by the Disclosing Party. In the event of such destruction or deletion, the Receiving Party shall certify in writing to the Disclosing Party, within ten (10) business days, that such destruction or deletion has been accomplished. Notwithstanding the foregoing, the Receiving Party shall not be obligated to destroy electronic copies of Confidential Information that are retained as part of Receiving Party’s normal disaster recovery program; provided however, that the obligations of confidentiality shall continue to apply to any such non-destroyed Confidential Information.

11.7 Survival. The obligations of the Receiving Party to protect the Disclosing Party’s Confidential Information under this Agreement shall survive for a period of five (5) years from the date of termination of this Agreement; provided however, that any Confidential Information that constitutes a trade secret under Applicable Law shall be subject to the obligations of confidentiality set forth herein for as long as such Confidential Information retains its status as a trade secret.

11.8 Press Releases. All publicity, press releases or public announcements relating to this Agreement shall be reviewed in advance by, and shall be subject to the written approval of both Parties, such approval not to be unreasonably withheld, delayed or conditioned. For the sake of clarity, any information that is contained in an approved publicity, press releases or public announcement may be disclosed subsequently by either Party without the need to seek any further approval, subject to any restrictions that apply to the original disclosure. The Parties shall agree on language of a joint press release announcing the execution of this Agreement, which shall be issued by the Parties on a mutually agreed date.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect, on a country-by country basis until the expiry of the Royalty Term in such country, unless this Agreement is terminated earlier in accordance with any of the other provisions of Section 12; provided, however, that solely with respect to any Licensor Molecule IP that is owned by Licensor, the Parties shall have the right to extend the term of this Agreement by up to an additional two (2) years upon their mutual agreement to do so prior to the earlier expiration or termination of this Agreement.

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12.2 Termination for Failure to Pay. If Company fails to make any payment when due hereunder or if Company fails to invest $16,000,000 in Abpro Corporation prior to December 13, 2019, $5,000,000 in Abpro Corporation prior to December 31, 2019, and $7,000,000 in Abpro Corporation prior to March 31, 2020 via its Series E investment, Licensor shall have the right to terminate this Agreement upon twenty (20) days written notice, unless Company makes such payments or Company invests $16,000,000 in Abpro Corporation prior to December 13, 2019, $5,000,000 in Abpro Corporation prior to December 31, 2019, and $7,000,000 in Abpro Corporation prior to March 31, 2020, or no later than twenty (20) days of each such applicable due date. If such payments or investment are not made or fully funded, Licensor may immediately terminate this Agreement at the end of said twenty (20) day period.

12.3 Termination for Insolvency. Licensor shall have the right to terminate this Agreement immediately upon written notice to Company with no further notice obligation or opportunity to cure if Company: (i) is adjudged bankrupt, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency; (ii) shall make an assignment for the benefit of creditors; or (iii) shall have a petition in bankruptcy filed against it and not dismissed within thirty (30) days.

12.4 Termination for Non-Financial Default. If Company, any of its Affiliates or any Sublicensee shall default in the performance of any of its other material obligations under this Agreement not otherwise covered by the provisions of Section 12.2 and 12.3, and if such material default has not been cured within forty (40) days after Company’s receipt of notice by Licensor in writing of such material default, Licensor may immediately terminate this Agreement, and/or any license granted hereunder at the end of said forty (40) day cure period. Without limiting the foregoing, the Parties agree that Company’s obligations pursuant to Sections 3.6 and 13.6 shall constitute a material obligation for the purposes of this Section 12.4. Additionally, the Parties may mutually agree to terminate this Agreement at any time and for any reason upon their mutual written agreement to do so.

12.5 Termination by Company. Company shall have the right to terminate this Agreement by giving at least ninety (90) days advance written notice to Licensor and upon such termination shall immediately cease all use and Sales of Licensor Molecule and/or Products, subject to Section 12.8.

12.6 Effect of Termination on Sublicenses. Any sublicenses granted by Company under this Agreement shall provide for termination or assignment to Licensor of Company’s interest therein, upon termination of this Agreement. To the extent that there are any Sublicensees as of the date of termination of this Agreement, and such Sublicensees are in compliance with the terms and obligations set forth in the applicable sublicense agreement, then Licensor shall assume such sublicense agreements; provided that Licensor shall have no obligations under such sublicense agreements other than to preserve the effectiveness, scope and validity of the licenses granted therein under the Licensor Molecule IP.

12.7 Effects of Termination of Agreement. Upon termination of this Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 6.3 shall be submitted to Licensor and all royalties and other payments accrued or due to Licensor as of the termination date shall become immediately payable. The termination or expiration of this Agreement or any license granted hereunder shall not relieve Company, its Affiliates or Sublicensees of obligations arising or accruing before such termination or expiration. In the event of a termination of this Agreement by Licensor in accordance with this Article 12 (except for termination pursuant to

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Section 12.2), then: (a) Company shall and does hereby covenant (and shall oblige any successor in interest to so covenant) not to sue Licensor, its Affiliates and/or sublicensee in any forum for claims alleging that the Licensor’s, its Affiliates and/or sublicensee’s continued research, development and commercialization of the Licensor Molecule or any other article, device or composition comprising a bi-specific antibody targeting both VEGF and ANG2, infringes one or more granted patents Controlled by the Company or its Affiliates, that were filed after the Effective Date (the “Company Arising Patents”); and (b) upon Licensor’s request within fifteen (15) days following such termination, the Parties shall negotiate in good faith the terms pursuant to which Company would grant to Licensor a license, sublicenseable through multiple tiers, to any and all data, regulatory filings, pricing approvals, marketing authorizations, permits and/or other applications Controlled by the Company that concern the Licensor Molecule or any other article, device or composition comprising a bi-specific antibody targeting both VEGF and ANG2, that arise after the Effective Date, and that are necessary or useful to enable the Licensor’s, its Affiliates and/or sublicensees continuing research, development and commercialization of the Licensor Molecule or any other article, device or composition comprising a bi-specific antibody targeting both VEGF and ANG2, (collectively, the “Company Arising Data”). In the event that the Parties cannot agree the financial terms for the foregoing license for Company Arising Data within sixty (60) days, the Parties shall jointly appoint a neutral third party valuer, with the necessary skills and experience, to determine the consideration payable by Licensor for such license. Such neutral third party valuer shall, amongst other factors, take into account the circumstances of termination giving rise to such license and any amounts owing by the Company to Licensor in determining the consideration payable by Licensor for such license. In the event of a termination of this Agreement by Company in accordance with Section 12.5 or by Licensor pursuant to Section 12.2, then: (x) Company shall and does hereby covenant (and shall oblige any successor in interest to so covenant) not to sue Licensor, its Affiliates and/or sublicensee in any forum for claims alleging that the Licensor’s, its Affiliates and/or sublicensee’s continued research, development and commercialization of the Licensor Molecule or any other article, device or composition comprising a bi-specific antibody targeting both VEGF and ANG2,infringes one or more Company Arising Patents; and (y) Company shall and does hereby grant to Licensor a nonexclusive worldwide, royalty free, sublicenseable (through multiple tiers), royalty free right and license to use the Company Arising Data solely in connection with Licensor’s, its Affiliates and/or sublicensees continued research, development and commercialization of the Licensor Molecule or any other article, device or composition comprising a bi-specific antibody targeting both VEGF and ANG2. For the avoidance of doubt, upon termination of this Agreement or any of the licenses hereunder for any reason, Company shall have no right to continue use of any Licensor Know How and shall have no rights under the Licensor Patent Rights except to the extent set forth in Section 12.8.

12.8 Inventory. Upon early termination of this Agreement, Company, its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Products that exist as of the effective date of termination provided that Company pays Licensor the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement.

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ARTICLE 13

MISCELLANEOUS

13.1 Dispute Resolution. In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement, or the obligations of the Parties hereunder, including any question regarding the existence, validity or termination of this Agreement (each a “Dispute”), the Parties shall use all reasonable efforts to settle the Dispute through good faith negotiation. If these efforts are unsuccessful, either Party may escalate the Dispute to Licensor’s senior representative and Company’s senior representative to resolve the Dispute. Thereafter, the designated representatives of the Parties shall confer promptly and attempt to reach a mutually satisfactory settlement. If Licensor’s senior representative and Company’s senior representative are unable to settle any Dispute within thirty (30) days after the date of the Notice of Dispute, the Parties agree to engage in alternative dispute resolution, using a neutral party or panel, such means of dispute resolution shall be agreed upon by both Parties. Each Party shall bear its own costs associated with the resolution or arbitration of any Dispute, and all fees and other costs of the resolution proceeding shall be shared equally between the Parties. Notwithstanding any of the terms of this Section 13.1 and without limiting any other remedies that may be available, each Party shall have the right to seek immediate injunctive relief and other equitable relief from any court of competent jurisdiction to enjoin any breach or violation of this Agreement, without any obligation to undertake extra-judicial dispute resolution of any such Dispute or claim or otherwise to comply with this Section 13.1.

13.2 Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof.

13.3 Notices. Any notices, reports, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other Party. Notices will be deemed effective (a) three (3) business days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand. Unless changed in writing in accordance with this Section, the notice address for Licensor shall be as follows:

AbMed Corporation

Attn: Legal Department

68 Cummings Park Drive

Woburn, MA 01801, U.S.A.

Unless changed in writing in accordance with this Section, the notice address for Company shall be as follows:

Abpro Bio International, Inc.

Jin Sang Yang

139, Techno jungang-daero, Yuga-myeon, Dalseong-gun, Daegu

Republic of Korea

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13.4 Amendment: Waiver. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

13.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

13.6 Assignment. The licenses granted by Licensor to Company are personal to the Company and were granted on the basis of Company’s unique abilities to exploit such licenses for the benefit of both Licensor and Company. In recognition of the foregoing, Company shall not assign this Agreement or any of its rights or obligations under this Agreement either voluntarily or involuntarily. Any purported assignment by Company of this Agreement or any of its rights or obligations under this Agreement in violation of this Section 13.6 is void and Licensor shall have the right to terminate this Agreement pursuant to Section 12.4 in the event of any breach by Company of this Section 13.6. Licensor shall have the right to assign this Agreement or any of its rights or obligations under this Agreement either voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or in any other manner without the prior written consent of Company.

13.7 Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

13.8 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Each Party agrees to submit to the exclusive jurisdiction of the competent court located in Delaware with respect to any claim, suit or action in law or equity arising in any way out of this Agreement or the subject matter hereof.

13.9 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be effected thereby. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the Parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

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13.10 Survival. In addition to any specific survival references in this Agreement, Sections 4.3 (with respect to the duration of any continuing Product sales by Company post-termination or post-expiration of the Agreement), 4.4 (with respect to the duration of any continuing Product sales by Company post-termination or post-expiration of the Agreement), 5.8, 6.3, 6.4, 9.1, 9.2 (with respect to the duration of any continuing Product sales by Company post-termination or post-expiration of the Agreement), 12.6, 12.7, and 12.8, and Articles 1, 10, 11 and 13 shall survive termination or expiration of this Agreement. Any other rights, responsibilities, obligations, covenants and warranties which by their nature should survive this Agreement shall similarly survive and remain in effect.

13.11 Interpretation. The Parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

13.12 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

13.13 Third Party Beneficiary. Medlmmune, Limited and AbPro Corporation are express third party beneficiaries of this Agreement. Except as set forth in this Section 13.13, nothing in this Agreement will be construed to create any third party beneficiary rights in any Person.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above,

ABMED CORPORATION	ABPRO BIO INTERNATIONAL, INC.

/s/ Ian Chan	/s/ Jin Sang Yang
Ian Chan	Jin Sang Yang
Executive Chairman	President
01/15/20	01/15/20